One World Cannabis Ltd.

Consulting Agreement

This Agreement (“Agreement”) is entered into as of October 1, 2018 (the “Effective Date”), by and between One World Cannabis Ltd., an Israeli company with offices at 30 Shaham St., Petach-Tikva, Israel (the “Company”) and Kinarti Ltd., an Israeli Company No. 515530731 with its principal place of business at 204 Hanarkissim St., Bitsaron, Israel (the “Consultant”).

Whereas the Consultant wishes to provide services to the Company, and the Company wishes to receive such services, all pursuant to the Specific Terms of Engagement and the General Terms of Engagement as set forth in this Agreement.

NOW, THEREFORE, it is hereby agreed as follows:

Specific Terms of Engagement

The specific terms of engagement of the Consultant (the “Specific Terms”) are as follows, in addition to the General Terms of Engagement set forth below:

Consultant’s Name and Contact Details	Company Name: Company No: Address:	Kinarti Ltd. 515530731 204 Hanarkissim St., Bitsaron, Israel

Description of Services

The Consultant shall provide pharmaceutical and operational management consulting services to the Company, and other related services as may be requested by the Company from time to time.

Services shall be provided by Consultant solely through Oron Yacoby Zeevi (the “Representative”), unless otherwise agreed by the Company in advance and in writing.

The Consultant may also provide such services to the Parent Company (as defined below), upon request of the Company (provided that the Company shall be required to pay all Fees).

Scope of Services; Additional Engagement

The Consultant shall provide the Services in a scope of 2 days a week, on such days and times as shall be coordinated from time-to-time between the Consultant and the CEO of the Company. For the avoidance of doubt, it is hereby agreed that the Consultant shall not be entitled to any additional compensation with respect to additional hours in which services were provided, unless such additional work hours were prior approved in writing by the Company, at its sole discretion.

The Consultant may engage in other paid or unpaid engagement, occupation or other business activities which are not in the field of medical and pharmaceutical formulations derived from and or utilizing cannabis and its CBD and or THC components, either natural or synthetic, and delivery systems specifically developed for the administration of the above (the “Field of Business”). The term Field of Business shall also include Formulations or carriers developed in the course of the work of the Company, which have medical effect, even if such formulations or carriers do not contain the above-mentioned cannabis components. If the Consultant and/or the Representative has or develops ideas or inventions, not in the Field of Business, which the Consultant believes may be of interest to the Company, the Consultant may offer these to the Company (the “Offer”), at the Consultant’s full discretion. The Company may choose to negotiate the terms of such Offer with the Consultant for a period of 6 months from the time of the Offer. If the Company declines the Offer, it shall issue a formal release to the Consultant declaring that such Offer is the sole property of the Consultant. The Consultant shall ensure that during the Term of Agreement, any engagement of the Consultant and/or the Representative in the Field of Business shall be subject to the Company’s prior written approval which shall be in its sole discretion.

Start Date	, 2018

Term of Agreement	The terms of this Agreement are effective as of the Start Date and shall continue until terminated in accordance with Section 2 of the General Terms of Employment hereunder.

Prior Notice for Termination	30 days by either party.

Fees	A gross amount of NIS 31.000 per month, payable by no later than the 9th day following the end of the calendar month with respect to which the Fees are paid, subject to the receipt of a valid invoice and plus VAT, if applicable (the “Fees”). The Fees constitutes the full and final consideration for the Services, and neither Consultant nor Representative shall be entitled to any additional consideration, of any form, for the provided services.

Expenses	Consultant shall be entitled to reimbursement of expenses, based on the Company’s reimbursement policy, as shall be amended from time to time, and in addition, to any expenses which have been approved in advance and in writing by the CEO of the Company.

General Terms of Engagement

1.

Services. The Consultant will provide the Company with such services as described in the Specific Terms (the “Services”). The Consultant shall, and procure that the Representative shall, perform the Services diligently and in the Company’s best interests. All duties and obligations imposed upon Consultant in this Agreement shall be binding upon the Representative, and Consultant shall be liable for any breach of the terms of this Agreement by the Representative. In performance of the Services and this Agreement, Consultant and Representative shall comply with all applicable laws, ordinances, rules, regulations, orders, licenses, permits and other governmental requirements (including, but not limited to, any such requirements imposed upon the Company with respect to the Services).

2.	Term and Termination. The Consultant’s engagement with the Company under this Agreement has begun or shall begin on the Start Date and shall continue for the term specified in the Specific Terms, unless earlier terminated by a party by a prior written notice of such number of days as specified in the Specific Terms. In addition, either party may by notice in writing immediately terminate this Agreement for in the event of a material breach by either party of its obligations under this Agreement, which has not been cured (if curable) within 7 days of receipt of written notice of such breach. For the avoidance of doubt, the undertakings in Sections 4-7 shall remain in full force and effect after termination of the Agreement (for any reason whatsoever).

3.	Fees. The Company will pay the Consultant as compensation for the Services and for its undertakings in this Agreement the Fees set forth in the Specific Terms. Except as specifically set forth herein, the Fees includes any and all payments to which Consultant is entitled hereunder and under any applicable laws, regulations or agreements. All tax consequences related to any consideration or benefit provided to the Consultant pursuant to this Agreement shall be borne by the Consultant and shall be subject to any tax withholding deemed required by the Company under applicable law.

4.	No Employment Relationship. The Consultant acknowledges that neither it nor the Representative is not an employee of the Company, but rather a service provider, that the Representative was offered the opportunity to serve as an employee of the Company and has expressly insisted not to be so employed, but rather enter into this Agreement with the Company as an independent Consultant and the terms of this Agreement, including the Fees, reflect such agreement between the parties. The Consultant hereby undertakes to indemnify and hold harmless the Company for any liability, damage, cost or expense (including, without limitation, legal and other reasonable expenses) caused to the Company, in connection with or as a result of a competent authority’s decision that the Consultant is or was, in fact, in spite of the aforesaid, an employee of the Company. Without derogating from the above, the parties hereby further agree that in the event that any competent court of law and/or other authority shall rule, in spite of the explicit agreement between the parties as aforesaid in the preamble and in this Section 4, that the relations between the parties hereto are employer-employee relations (a “Ruling”), then the following terms shall be in effect:

4.1.	The Consultant shall not be entitled to the consideration due and/or paid to it under this Agreement, retroactive to the date upon which the Consultant commenced the provision of Services to the Company. The Consultant shall instead be entitled to receive a gross salary equal to 70% of the Fees (the “Reduced Consideration”). It is hereby agreed by the parties that the Reduced Consideration shall constitute fair and reasonable wages in the event of a Ruling.

4.2.	The parties shall settle their account, and the Consultant shall immediately repay the Company any amounts paid to it beyond the amounts in Section 4.1 above, together with interest and linkage differentials from the date of actual payment to the Consultant to the date of repayment to the Company.

4.3.	In the event that the Company shall be required to pay any amount or grant any right to any third party due to a Ruling, the Consultant shall indemnify and hold the Company harmless against any amount that it shall be required to pay to any such third party and/or against any other liability which the Company shall be required to bear due to such Ruling. For the purposes of this Section 4.3, the term “required” shall include without limitation any amounts paid for the settlement of a claim against the Company in this context, whether or not such claim has reached the courts.

4.4.	The Company shall be entitled to deduct any amounts due to the Company from the Consultant hereunder from any amount which it is required to pay to the Consultant or any third party, in accordance with or as a result of a Ruling, if any, or to set off such amounts from any debt. Nothing in this Section 4.4 shall be construed as releasing the Consultant from its obligation to repay any debts to the Company, if Company does not so deduct, or if the amounts so deducted shall be insufficient to cover the full amount due to the Company from the Consultant.

Each reference to the Consultant in this Section (4) shall also be construed as reference to the Representative, mutatis mutandis.

5.	Confidentiality; Proprietary Information.

5.1.	The Consultant acknowledges that it may have access to confidential and proprietary information concerning the business and financial activities of the Company, including without limitation information relating to the Company’s research and development activities, investments, properties, Consultants, marketing plans, customers, suppliers, trade secrets, test results, processes, data, know-how, improvements, inventions, techniques, intellectual property and products (actual or planned). Such information, whether documentary, written, oral or computer generated, will be referred to as “Proprietary Information”.

5.2.	The Consultant recognizes that the Company may receive confidential or proprietary information from third parties, subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. In connection with such duties, such information will be deemed Proprietary Information hereunder. The Consultant will not, during its engagement with the Company, improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity and will not bring onto the premises of the Company any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

5.3.	The Consultant agrees that all Proprietary Information and any patents, trademarks, copyrights and other intellectual property and ownership rights in connection therewith are and will be the sole property of the Company and its assigns. During Consultant’s engagement by the Company and thereafter, the Consultant will keep in confidence and trust all Proprietary Information as well as the terms of the Consultant’s engagement, and will not use or disclose Proprietary Information without the written consent of the Company, except as may be necessary in the ordinary course of performing Consultant’s duties under the Agreement.

5.4.	Upon the Company’s demand, Consultant shall return to the Company all documents or materials or copies thereof containing any Proprietary Information and shall erase any electronic record thereof.

5.5.	For the purposes this Agreement, Confidential Information shall also include any information as detailed above with respect to the Company’s Parent Company, OWC Pharmaceutical Research Corp. (the “Parent Company”). The Consultant hereby acknowledges that the Parent Company is a publicly traded company. As such, it agrees not to use any Confidential Information or other information of the Company or the Parent Company in connection with the purchase or sale of the securities of the Parent Company in violation of United States or other applicable securities laws.

5.6.	Each reference to the Consultant in this Section (5) shall also be construed as reference to the Representative, mutatis mutandis.

6.	Disclosure and Assignment of Inventions.

6.1.	The Consultant undertakes to promptly disclose in confidence to the Company all inventions, improvements, designs, concepts, techniques, methods, systems, processes, know how, computer software programs, databases, mask works and trade secrets and other intellectual property whatsoever whether or not patentable, copyrightable or protectable as trade secrets (the “Inventions”), that are made or conceived or first reduced to practice or created by the Consultant, either alone or jointly with others during the course of and in connection with the Consultant’s engagement with the Company.

6.2.	The Consultant agrees that all Inventions that (a) are or were developed using equipment, supplies, facilities or trade secrets of the Company, (b) resulted or result from work performed by the Consultant for the Company, or (c) relate to the Company’s business, activities, services, products or research and development (whether current or anticipated) will be the sole and exclusive property of the Company and the Consultant will have no rights in or thereto (“Company Inventions”).

6.3.	The Consultant agrees that the Consultant will not incorporate, or permit to be incorporated, any Inventions which are not Company Inventions in any Company Inventions without the Company’s prior written consent. If however, despite the prohibition in the preceding sentence, the Consultant incorporates an Invention that is not a Company Invention into a Company product, process or machine, then without derogating from any remedies available to the Company in such case, the Company shall be deemed to have been granted by the Consultant a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such Invention.

6.4.	The Consultant hereby irrevocably transfers and assigns to the Company, without further compensation, all worldwide patents, patent applications, copyrights, mask works, trade secrets and other intellectual property rights in any Company Invention, and waives any and all moral rights that Consultant may have in or with respect to any Company Invention. The Consultant expressly waives any right to any consideration or compensation whatsoever with regard to the Company Inventions and the assignment, use or commercialization thereof, including without limitation any royalty payment and other payment with respect thereto (and including without limitation under Section 134 of the Israeli Patent Law - 1967, to the extent applicable).

6.5.	The Consultant undertakes to make its best efforts to assist the Company, at the Company’s expense, in every proper way to obtain for the Company and enforce patents, copyrights, mask work rights, and other legal protections for the Company’s Inventions in any and all countries. The Consultant will execute any documents that the Company may reasonably request for use in obtaining or enforcing such patents, copyrights, mask work rights, trade secrets and other legal protections. Such obligation will continue beyond the termination of the Consultant’s engagement with the Company. The Consultant hereby irrevocably designates and appoint s the Company and its officers and agents as the Consultant’s agent and attorney in fact, coupled with an interest to act for and on Consultant’s behalf and in Consultant’s stead to execute and file any document needed to apply for or prosecute any patent, copyright, trademark, trade secret, any applications regarding same or any other right or protection relating to any Proprietary Information (including Company Inventions), and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, trademarks, trade secrets or any other right or protection relating to any Proprietary Information (including Company Inventions), with the same legal force and effect as if executed by the Consultant.

6.6.	Each reference to the Consultant in this Section (6) shall also be construed as reference to the Representative, mutatis mutandis.

7.	Non-Competition; Non-Solicitation.

7.1.	In order to enable the Company to effectively protect its Proprietary Information, the Consultant undertakes that, so long as the Consultant is engaged by the Company and for a period of twelve (12) months thereafter, the Consultant will not, directly or indirectly, as owner, employee, agent, or in any capacity whatsoever engage in, become financially interested in, be employed by, render services to, or have any connection with any business or venture that is engaged in any activities involving products, information, processes, technology or equipment that are competitive to those of the Company.

The Company knows and approves that the Consultant is a founder and a director in a company that in the future intends “to provide certain services to growing and flowering companies of medical cannabis, including marketing services, professional services and the development of ancillary products relating to cannabis”. Notwithstanding the above, the Consultant will be required to obtain approval for any services to be given for such ancillary product development on a case-by-case basis from the Company.

7.2.	The Consultant agrees and undertakes that during the period of the Consultant’s engagement with the Company and for a period of twelve months thereafter, the Consultant will not, directly or indirectly, including personally or in any business in which Consultant is an officer, director or shareholder, for any purpose or in any place solicit (i) for employment any person employed by the Company (or retained by the Company as a consultant or service provider) on the date of such termination or during the preceding twelve months, and (ii) the business of any customer of the Company for the purpose of offering services or products which compete with the services or products supplied to such customer by the Company.

7.3.	Each reference to the Consultant in this Section (7) shall also be construed as reference to the Representative, mutatis mutandis.

8.	Representations and Warranties by Consultant. Consultant represents and warrants to Company that the execution and delivery of this Agreement and the fulfillment of the terms hereof by Consultant (i) will not constitute a default under or conflict with any agreement or other instrument to which Consultant is a party or by which Consultant is bound; (ii) will not result in a breach of any confidentiality undertaking to any third party, and (iii) do not require the consent of any person or entity.

The Consultant further acknowledges and agrees (i) to the transfer of any information concerning the Consultant and held by the Company to a database (including a database located abroad) and to third parties in general, as is reasonable for business purposes or in pursuit of the Company’s business interests; (ii) to protect the good name of the Company and not to perform any act that may bring the Company into disrepute; (iii) to use any equipment (such as laptop) and access to systems (such as email system) provided to the Consultant by the Company for purposes related to the Consultant’s engagement; (iv) that all information, content and data on the Company’s computers and telephones, including electronic mail transmissions, Internet usage, messages and data whether sent from, received by, or stored in or upon the Company’s computers or communications systems are the property of the Company, regardless of the form and/or content of these messages and data, and the Company shall have the right to conduct inspections of such property. The Consultant should not consider messages and data sent from, received by, or stored in or upon the Company’s computer, telephones and communications systems to be private and should not send, receive, or store sensitive personal or private information using these systems. The Consultant is deemed to have consented to any reasonable use, transfer and disclosure of all messages and data contained or sent by the Consultant (if any) via the Company’s computer, telephones and communications systems, including electronic mail.

Each reference to the Consultant in this Section (8) shall also be construed as reference to the Representative, mutatis mutandis.

9.	Policies and Guidelines. Each of the Consultant and the Representative undertake to abide by and at all times be in compliance with the policies, guidelines and regulations which are and shall be established by the Company.

10.	General. Words and expressions herein importing the masculine gender shall include the feminine gender and words and expressions importing persons shall include bodies corporate, and vice versa. This Agreement constitutes the entire understanding between the parties supersedes any and all prior discussions, agreements and correspondence with respect to the matters referred to herein. This Agreement shall be governed by the laws of the State of Israel, excluding its conflict of law rules, and the courts of Tel-Aviv-Jaffa shall have exclusive jurisdiction over the parties. This Agreement may not be assigned by Consultant and the performance of the Services may not be sub-contracted by Consultant, without the prior written consent of the Company. The Company may freely assign its rights and obligations herein. This Agreement may not be amended or modified, except by the written consent of both parties hereto. No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof. Headings to Sections herein are for the convenience of the parties only and are not intended to be or to affect the meaning or interpretation of this Agreement. In the event that any covenant, condition or other provision contained in this Agreement is held to be invalid, void or illegal by any court of competent jurisdiction, the same shall be deemed severable from the remainder thereof, and shall in no way affect, impair or invalidate any other covenant, condition or other provision therein contained.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

One World Cannabis Ltd.	Kinarti Ltd.

By:	By:

The undersigned agrees to be bound by the terms of Sections 4-9 of the General Terms of Engagement, as if she was the Consultant.

Oron Yacoby Zeevi